CITIGROUP, INC.
CALCULATION OF RATIO OF INCOME TO FIXED CHARGES
(In Millions)

                                                               YEAR ENDED DECEMBER 31,               SIX MONTHS
                                                                                                       JUNE 30,
EXCLUDING INTEREST ON DEPOSITS:                     1998     1997     1996     1995     1994        1999     1998
                                                   ------   ------   ------   ------   ------      ------   ------
FIXED CHARGES:
     INTEREST EXPENSE (OTHER THAN
        INTEREST ON DEPOSITS)                      15,849   14,911   12,362   13,488   13,532       7,020    8,232
     INTEREST FACTOR IN RENT EXPENSE                  394      301      282      275      302         162      145
                                                   ------   ------   ------   ------   ------      ------   ------

        TOTAL FIXED CHARGES                        16,243   15,212   12,644   13,763   13,834       7,182    8,377
                                                   ------   ------   ------   ------   ------      ------   ------
INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES    9,269   10,750   11,087    8,914    5,656       7,887    7,050
     OTHER                                             --       --        1       --       --          --       --
     FIXED CHARGES                                 16,243   15,212   12,644   13,763   13,834       7,182    8,377
                                                   ------   ------   ------   ------   ------      ------   ------
        TOTAL INCOME                               25,512   25,962   23,732   22,677   19,490      15,069   15,427
                                                   ======   ======   ======   ======   ======      ======   ======

RATIO OF INCOME TO FIXED CHARGES
     EXCLUDING INTEREST ON DEPOSITS                  1.57     1.71     1.88     1.65     1.41        2.10     1.84
                                                   ======   ======   ======   ======   ======      ======   ======
INCLUDING INTEREST ON DEPOSITS:
FIXED CHARGES:
     INTEREST EXPENSE                              27,495   24,524   21,336   22,390   22,528      12,507   13,637
     INTEREST FACTOR IN RENT EXPENSE                  394      301      282      275      302         162      145
                                                   ------   ------   ------   ------   ------      ------   ------

        TOTAL FIXED CHARGES                        27,889   24,825   21,618   22,665   22,830      12,669   13,782
                                                   ------   ------   ------   ------   ------      ------   ------
INCOME:
     INCOME BEFORE TAXES, MINORITY INTEREST
     AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES    9,269   10,750   11,087    8,914    5,656       7,887    7,050
     OTHER                                             --       --        1       --       --          --       --
     FIXED CHARGES                                 27,889   24,825   21,618   22,665   22,830      12,669   13,782
                                                   ------   ------   ------   ------   ------      ------   ------
        TOTAL INCOME                               37,158   35,575   32,706   31,579   28,486      20,556   20,832
                                                   ======   ======   ======   ======   ======      ======   ======

RATIO OF INCOME TO FIXED CHARGES
     INCLUDING INTEREST ON DEPOSITS                  1.33     1.43     1.51     1.39     1.25        1.62     1.51
                                                   ======   ======   ======   ======   ======      ======   ======
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